Exhibit 5.1
[letterhead of Brian J. Woram]
July 17, 2008
Centex Corporation
2728 N. Harwood
Dallas, Texas 75201
Re:	Registration Statement on Form S-8 (the “Registration Statement”) for 3,500,000 Additional Shares of Common Stock under the Centex Corporation 2003 Equity Incentive Plan
Ladies and Gentlemen:
As Senior Vice President, Chief Legal Officer and General Counsel of Centex Corporation, a Nevada corporation (the “Corporation”), I am familiar with the Centex Corporation 2003 Equity Incentive Plan, as amended (the “Plan”), and the proposed issuance of up to 3,500,000 additional shares (the “Shares”) of Common Stock, $0.25 par value per share, of the Corporation pursuant to the Plan and the Registration Statement. I have also made such further investigations as I have deemed necessary to express the opinions herein stated.
Based upon the foregoing, and assuming compliance with applicable federal and state securities laws, I am of the opinion that (i) the Shares have been duly and validly authorized by the Corporation, and (ii) the Shares, when hereafter issued upon the grant (or payout, as applicable) of stock awards or upon the exercise of stock options granted in accordance with the terms of the Plan and any applicable award agreement, against payment in full of the exercise price therefor, if any, established in accordance with the Plan, will be duly and validly issued, fully paid and non-assessable.
In rendering the foregoing opinion, I have advised you that I am a member of the Bar of the State of Texas, and that I have not examined the laws of any jurisdiction other than the General Corporation Law of the State of Nevada and the federal securities laws of the United States of America, and I express no opinion concerning the applicability or effect of the laws of any other jurisdiction. This opinion is based on my knowledge of the facts and law as of the date hereof. I assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or to reflect any changes in any law that may hereafter occur or become effective.
I consent to the use of this opinion as an Exhibit to the Registration Statement, and to any references to me in such Registration Statement and any Prospectus prepared in connection therewith.

Very truly yours,
/s/ BRIAN J. WORAM
Brian J. Woram
Senior Vice President, Chief Legal Officer and General Counsel